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                                                                   EXHIBIT 10.14



                                                  June 2, 1998


Mr. Edward A. Brennan
400 North Michigan Avenue
Suite 400
Chicago, IL 60611

Dear Ed:

     This letter will confirm the changes we discussed to your deferral arrangement.

     1. You will continue to defer, pursuant to the Directors' Stock Equivalent Purchase Plan (the "Plan"), all cash compensation paid to you as a consequence of your service on the Board of Directors of AMR Corporation and/or American Airlines, Inc. You may discontinue this deferral at any time upon written notice to AMR.

     2. The Deferral Termination Date (see Article 1.04 of the Plan) will be the first to occur of: (i) your retirement from the Board or (ii) your departure from the Board for reasons other than retirement.

     3. Please indicate below whether you want the payment to be (i) a lump-sum payment or (ii) made in installments. If you choose a lump-sum payment, the first and final distribution will be made in accordance with Article 4.01(B).

          If you choose an installment payment, the distribution will be made in accordance with Articles 4.01(B) and (C).

          I ELECT DISTRIBUTION TO BE MADE AS FOLLOWS [INDICATE A LUMP-SUM PAYMENT OR INSTALLMENT OVER "X" YEARS]: _____________________________.

     4. In the event of your death prior to a full distribution of the Stock Equivalent Units, the distribution will be made in accordance with
          Article 4.01(E) in favor of Lois L. Brennan.

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     Please indicate your agreement to the foregoing by signing below. This letter will replace in its entirety that dated January 31, 1990. Capitalized terms will have the meanings set forth in the Plan, a copy of which is attached hereto.

                                       Very truly yours,



                                       Charles D. MarLett
                                       Corporate Secretary


Agreed:


-----------------------------------
Edward A. Brennan